Exhibit 99.1


First Oak Brook Bancshares, Inc. Announces Three-for-Two Stock Split,
  31% Increase in Cash Dividend, and Higher Second Quarter Earnings


    OAK BROOK, Ill.--(BUSINESS WIRE)--July 15, 2003--First Oak Brook Bancshares, Inc., (NASDAQ:FOBB):

    Three-for-Two Stock Split

    FIRST OAK BROOK BANCSHARES, INC., (NASDAQ:FOBB) today announced that its Board of Directors declared a three-for-two stock split to be effected as a 50% stock dividend.
    As a result of the split, shareholders of record as of August 11, 2003 will receive one additional share of Common stock for every two shares owned. The new shares and any cash to be paid to shareholders in lieu of fractional shares will be issued on August 25, 2003. The par value of the Common stock will remain at $2.00.
    Information disclosed in this press release has been adjusted to reflect the three-for-two stock split.

    Increased Cash Dividend

    The Company also increased the quarterly cash dividend. After giving effect to the three-for-two stock split, the new quarterly cash dividend is $.14 per share up 31% from $.107 per share. The cash dividend will be paid on October 17, 2003 to shareholders of record as of October 6, 2003.
    This cash dividend increase is the second in 2003. Earlier this year the quarterly dividend was raised to $.107 per share from $.095 per share. The two dividend increases together represent a 47% jump in the quarterly cash payout in 2003 - to $.14 from $.095.

    President's Comments

    Richard M. Rieser, Jr., Company President said, "This three-for-two stock split and this 31% cash dividend hike reflects our loyalty to our shareholders. First our Board believes the split will tend to enhance the liquidity of our stock by increasing from 6.4 million to 9.6 million the number of our outstanding shares.
    "Second, this 31% increase in our cash dividend (on top of the earlier dividend increase this year) reflects our confidence in our Company's prospects and desire to enhance our shareholders' cash returns. We just couldn't ignore the relative tax efficiency of higher cash dividend payouts following President Bush's successful efforts to mitigate the double taxation on corporate profits by reducing the Federal tax on dividends to 15%. Our new cash payout (annualized) represents about 31% of "consensus" earnings estimates for 2003, less than our peers' average payout of 36%. And, at yesterday's closing price per share, the new cash payout (annualized) translates into a 2.33% pre-tax and a 1.98% after-tax cash yield. Moreover, the Company expects it will still be retaining sufficient capital to preserve our well-capitalized status and to support our future growth."

    2003 Second Quarter Earnings

    (Unaudited)

    Second quarter earnings increased to $4.584 million, up from a net loss of $2.329 million for the second quarter of 2002. Diluted earnings per share rose to $.47 for the second quarter of 2003, compared to a diluted loss per share of $.25 for the second quarter of 2002. The net loss in 2002 was the result of a special $10.35 million pre-tax provision to the allowance for loan losses occasioned by an apparent loan fraud on a property now written down and carried in Other Real Estate Owned. (See Asset Quality.) On a linked-quarter basis, second quarter 2003 earnings increased $38,000 from $4.546 million in the first quarter of 2003.
    Earnings for the second quarter 2003 resulted in an annualized return on average shareholders' equity (ROE) of 15.41% and an annualized return on average assets (ROA) of 1.12%.
    Net interest income was $12.784 million for the second quarter of 2003 as compared to $11.859 million in 2002. The increased net interest income resulted from a 13% increase in average earning assets offset by a 20 basis point decrease in the net interest margin to 3.38%. Average investment securities increased $245.8 million, while average loans decreased $48.5 million primarily as a result of commercial real estate loan payoffs. Margin compression resulted from the low interest rate environment partially offset by additional loan fees related to prepayments.
    The provision for loan losses decreased to $250,000 for the second quarter of 2003 compared to $10,850,000 for the second quarter of 2002. (See Asset Quality.)
    Other income, excluding security gains, rose 18%, driven by continuing growth in the Company's following fee businesses:

    --  Gain on mortgages sold - up $303,000, or 379%

    --  Investment management and trusts - up $104,000, or 24%

    These increases in other income were complemented by an increase of $406,000 from the sale of covered call options, and an increase of $199,000 from bank owned life insurance (BOLI) purchased in the second half of 2002. These increases were partially offset by a decrease of $225,000 in the income earned from the credit card revenue sharing agreement that expired on June 30, 2002.
    Other expenses rose 18% in the second quarter 2003 primarily as a result of the following:

    -- The Company established a $971,000 valuation reserve against the property in Other Real Estate Owned. (See Asset Quality.)

    -- Salaries and employee benefits - up $688,000 due to higher compensation costs, an increase in full time equivalents
        (primarily lenders and new branch personnel) and increased costs of employee benefits.

    -- Occupancy and equipment - up $131,000 due to the opening of the Countryside branch in January 2003, the Graue Mill branch in May 2003, and Bank expansion into previously leased space at the Company's Oak Brook headquarters.

    -- Professional fees decreased $208,000 due to additional services required in 2002 to address the apparent loan fraud.

    Six Month Earnings

    (Unaudited)

    Net income for the first six months of 2003 was $9.130 million compared to $1.634 million in 2002. Diluted earnings per share were $.93 in 2003 compared to $.17 in 2002.
    Net interest income increased 11% for the first six months of 2003 as compared to 2002. This improvement was due to a 13% increase in average earning assets (including a 61% growth in average securities) offset by a 9 basis point decrease in the net interest margin.
    Other income, excluding securities gains, increased 18% driven by growth in the Company's following fee businesses:

    --  Gain on mortgages sold - up $367,000, or 133%

    --  Investment Management and Trusts - up $204,000, or 25%

    --  Treasury Management - up $196,000, or 5%

    --  Merchant Card Processing - up $90,000, or 4%

    These increases in other income were complemented by an increase of $681,000 from the sale of covered call options and an increase of $393,000 from BOLI, offset by a decrease of $450,000 in the income earned from the credit card revenue sharing agreement that expired on June 30, 2002.
    Other expenses rose 15% in the first six months of 2003 as a result of the following:

    -- Salaries and employee benefits - up $1,288,000 due to higher compensation costs, an increase in full time equivalents, and increased costs of employee benefits.

    -- The Company established a $971,000 valuation reserve against the property in other real estate owned. (See Asset Quality.)

    -- Occupancy and equipment - up $235,000 due to the opening of the Countryside branch in January 2003, the Graue Mill branch in May 2003, and Bank expansion into previously leased space at the Company's Oak Brook headquarters.

    Record Assets and Equity at June 30, 2003

    Total assets reached a record high of $1.677 billion at June 30, 2003, up 5% from $1.597 billion at December 31, 2002.
    Shareholders' equity also reached a record high of $124.7 million at June 30, 2003, up 11% from $111.9 million at December 31, 2002. Book value per share increased to $12.65 up 11% from $11.44 at December 31, 2002.
    The Company's and Oak Brook Bank's capital ratios met the "well capitalized" criteria of the Federal Reserve and FDIC, respectively. "Well-capitalized" status reduces Fed regulatory burdens and helps lessen FDIC insurance assessments.

    Asset Quality

    (Unaudited)

    Nonperforming loans were $677,000 at June 30, 2003, a decrease from $1,444,000 at December 31, 2002. The decrease was due to the recovery in March 2003 on an $820,000 hotel loan which had been on nonaccrual for over 18 months.
    The Company recorded net charge-offs of $439,000 for the first six months of 2003 compared to $131,000 for the first six months of 2002. Annualized net charge-offs as a percentage of average loans were .10% in 2003 and .03% in 2002. Gross charge-offs in 2003 of $1.065 million relate primarily to $809,000 charged off in the second quarter on the sale into the secondary market of $8.033 million of exposure on two nationally syndicated credits that are on the Bank's watch list. With the exception of those two loans, substantially all charge-offs relate to the Company's indirect vehicle portfolio. Gross recoveries were $626,000 of which $492,000 related to a hotel loan and the remainder were primarily from indirect vehicle loans.
    As of June 30, 2003, the Company's allowance for losses rose to $7.9 million, or .89% of loans outstanding, compared to $7.4 million, or .81% of loans outstanding at December 31, 2002.
    At June 30, 2003, nonperforming assets totaled $14.1 million. Nonperforming assets include Other Real Estate Owned ($13.2 million), nonperforming loans ($677,000), and repossessed vehicles held for sale ($231,000).
    Other Real Estate Owned consists of a 24 unit luxury condominium project in Chicago. Title to the property was acquired in November 2002 and recorded at its then net realizable value of $3.6 million. Through June 30, 2003, the Bank has funded $10.6 million of construction costs towards the project. An additional $8.2 million of costs are budgeted to finish the project which is expected to be substantially completed by late September 2003.
    In late May, the Company introduced certain promotional pricing incentives on the condo project. As a result, buyer interest has increased and two units are under contract. After evaluating these incentives and the estimated costs to complete, the Company established a valuation reserve of $971,000 during the second quarter bringing the carrying value in Other Real Estate Owned to $13.2 million.

    Branch Network

    The Company's banking subsidiary is Oak Brook Bank. In May, the Bank opened its 16th office at Graue Mill on York Road near Ogden in Oak Brook and adjacent to Hinsdale, Illinois. Early this fall, the Bank anticipates opening its 17th office at Route 38 and Randall Road in St. Charles, Illinois, near the new Kane County Courthouse.
    The Bank currently operates sixteen banking offices, fourteen in the western suburbs of Chicago, one in the northern suburbs of Chicago, and one at Huron and Dearborn Streets in downtown Chicago, in addition to an Internet branch at www.obb.com.

    Shareholder Information

    The Company's Common Stock trades on the Nasdaq Stock Market(R) under the symbol FOBB. FOBB remained on the Russell 2000(R) Index effective July 1, 2003 for a term of one year.
    Twenty firms make a market in the Company's Common stock. The following four firms also provide research coverage: Howe Barnes Investments, Inc.; Sandler, O'Neill & Partners; Stifel Nicolaus & Co.; and FTN Financial Securities Corp.
    At our Web site www.firstoakbrook.com you will find shareholder information including this press release and electronic mail boxes. You will also have the option of directly linking to additional financial information filed with the SEC.
    A condensed balance sheet, income statement and selected financial data are enclosed.

    Forward-Looking Statements

    This release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ materially from the results projected in forward-looking statements due to various factors. These risks and uncertainties include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions in the Company's market areas; legislative or regulatory changes; adverse developments in our loan or investment portfolios; the assessment of the provision and reserve for loan losses; developments pertaining to loan fraud and the condominium project discussed above, including, without limitation, construction costs, delays and the strength of the Chicago luxury condominium market; significant increases in competition or changes in depositor preferences or loan demand, difficulties in identifying attractive branch sites or other expansion opportunities, or unanticipated delays in construction buildout; difficulties in attracting and retaining qualified personnel; and possible dilutive effect of potential acquisitions or expansion. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update publicly any of these statements in light of future events except as may be required in subsequent periodic reports filed with the Securities and Exchange Commission.



FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                              June 30,     December 31,    June 30,
                                2003          2002           2002
                            ----------------------------------------
                                    (Dollars in thousands)
Assets
  Cash and due from banks   $   50,057     $   61,505    $   45,371
  Federal funds sold and
   interest-bearing deposits
   with banks                   20,006         55,005       104,004
  Investment securities        653,026        507,485       413,388
  Loans:
    Commercial loans           133,105        135,966       138,531
    Construction loans          53,705         60,805       104,333
    Commercial mortgage loans  222,196        245,099       237,633
    Residential mortgage loans  86,730        100,840       106,317
    Home equity loans          131,655        123,531       115,427
    Indirect vehicle loans     248,958        236,109       239,653
    Other consumer loans         8,870          9,731        10,578
                            -----------    -----------   -----------
  Total loans, net of
   unearned income             885,219        912,081       952,472
  Allowance for loan losses     (7,912)        (7,351)      (18,201)
                            -----------    -----------   -----------
  Net loans                    877,307        904,730       934,271
  Other Real Estate Owned,
   net of valuation reserve     13,163          7,944             -
  Other assets                  63,178         60,827        41,645
                            -----------    -----------   -----------
Total assets                $1,676,737     $1,597,496    $1,538,679
                            ===========    ===========   ===========

Liabilities
  Noninterest-bearing
   demand deposits          $  250,037     $  247,806    $  227,453
  Interest-bearing deposits  1,055,559      1,016,925       994,736
                            -----------    -----------   -----------
  Total deposits             1,305,596      1,264,731     1,222,189
  Short-term borrowings         83,947         84,637        96,532
  FHLB borrowings              101,000        102,000        92,000
  Trust Preferred Capital
   Securities                  18,000          18,000        18,000
  Other liabilities            43,496          16,186         7,313
                            -----------    -----------   -----------
Total liabilities            1,552,039      1,485,554     1,436,034
Shareholders' equity           124,698        111,942       102,645
                            -----------    -----------   -----------
Total liabilities and
 shareholders' equity       $1,676,737     $1,597,496    $1,538,679
                            ===========    ===========   ===========


FIRST OAK BROOK BANCSHARES INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                    Three months ended        Six months ended
                         June 30,      %           June 30,       %
(In Thousands    2003       2002    Change   2003      2002    Change
Except Per    ----------------------------- --------------------------
Share Data)

Interest income:
  Loans          $12,998   $14,988 (13)       $26,840    $29,711  (10)
  Investment
   securities      6,966     5,265  32         13,246     10,038   32
  Other              115       251 (54)           277        591  (53)
              ---------- ---------         ---------- ----------
Total interest
 income           20,079    20,504  (2)        40,363     40,340    -
Interest expense:
  Deposits         5,477     6,771 (19)        11,401     13,583  (16)
  Short term
   borrowings        248       354 (30)           513        925  (45)
  FHLB borrowings  1,263     1,350  (6)         2,572      2,642   (3)
  Trust Preferred
   Capital
   Securities        307       170  81            616        331   86
              ---------- ---------         ---------- ----------
Total interest
 expense           7,295     8,645 (16)        15,102     17,481  (14)
              ---------- ---------         ---------- ----------
  Net interest
   income         12,784    11,859   8         25,261     22,859   11
Provision for
 loan losses         250    10,850 (98)         1,000     11,350  (91)
              ---------- ---------         ---------- ----------
  Net interest
   income after
   provision for
   loan losses    12,534     1,009 1142        24,261     11,509  111
Other income:
  Service charges
   on deposit
   accounts        1,865     1,846   1          3,789      3,593    5
  Investment
   management
   and trust
   fees              538       434  24          1,019        815   25
  Merchant
   credit card
   processing
   fees            1,152     1,193  (3)         2,400      2,310    4
  Gain on
   mortgages
   sold, net
   of commissions    383        80 379            643        276  133
  Other
   operating
   income            970       615  58          1,749      1,164   50
  Investment
   securities
   gains, net        225       307 (27)           256        315  (19)
              ---------- ---------         ---------- ----------
Total other
 income            5,133     4,475  15          9,856      8,473   16
Other expenses:
  Salaries and
   employee
   benefits        5,912     5,224  13         11,625     10,337   12
  Occupancy
   and equipment   1,147     1,016  13          2,240      2,005   12
  Data processing    428       385  11            880        805    9
  Professional
   fees              324       532 (39)           686        767  (11)
  Advertising
   and business
   development       498       435  14            944        853   11
  Merchant
   credit card
   interchange
   expense           898       945  (5)         1,841      1,799    2
  Provision for
   other real
   estate owned      971         -  (i)           971          -   (i)
  Other operating
   expense           723       717   1          1,436      1,411    2
              ---------- ---------         ---------- ----------
Total other
 expenses         10,901     9,254  18         20,623     17,977   15
              ---------- ---------         ---------- ----------
  Income (loss)
   before income
   taxes           6,766    (3,770) (i)        13,494      2,005   (i)
  Income tax
   expense
   (benefit)       2,182    (1,441) (i)         4,364        371   (i)
              ---------- ---------         ---------- ----------
Net income
 (loss)         $  4,584  $ (2,329) (i)      $  9,130    $ 1,634   (i)
              ========== =========         ========== ==========

Diluted earnings
 (loss) per
 share(1)       $    .47  $   .(25) (i)     $     .93   $    .17   (i)
              ========== =========         ========== ==========

(i)Percentage change information not meaningful.

---------------------
(1) Common stock data has been restated to reflect the three-for-two stock dividend.


FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED)

               Three months ended            Six months ended
                    June 30,        %            June 30,        %
(In Thousands    2003      2002   Change      2003      2002   Change
 Except Per   ---------------------------- ---------------------------
 Share Data)

AVERAGE BALANCES:
  Loans, net of
   unearned
   income     $  890,746 $ 939,201  (5)    $  897,806 $  919,208   (2)
  Investment
   securities    606,840   360,991  68        559,859    347,640   61
  Earning
   assets      1,536,113 1,358,136  13      1,503,887  1,336,090   13
  Total assets 1,640,410 1,432,432  15      1,606,685  1,411,625   14
  Demand
   deposits      243,528   209,565  16        232,227    208,013   12
  Total
   deposits    1,295,185 1,132,442  14      1,267,879  1,102,478   15
  Shareholders'
   equity        119,297   102,164  17        116,800    101,805   15

COMMON STOCK DATA(1)
  Earnings per share:
    Basic     $      .48 $    (.25) (i)    $      .95       $.17   (i)
    Diluted          .47      (.25) (i)           .93        .17   (i)
  Weighted
   average shares
   outstanding:
    Basic      9,601,203 9,505,541   1      9,576,045  9,498,515    1
    Diluted    9,827,757 9,505,541   3      9,806,300  9,755,082    1
  Cash dividends
   paid per
   share      $     .107 $     .08  34     $     .202 $      .16   26
  Market price
   at period
   end        $    21.99 $   21.05   4
  Book value
   per share  $    12.65 $   10.50  20
  Price to
   book ratio      1.74x     2.00x (13)
  Price to
   earnings
   ratio(2)       11.95x    22.39x (47)
  Period end
   shares
   outstanding 9,604,836 9,489,270   1

FINANCIAL RATIOS
  Return on
   average
   assets(3)       1.12%    (.65)%  (i)         1.15%       .23%   (i)
  Return on
   average
   shareholders'
   equity(3)      15.41%   (9.15)%  (i)        15.76%      3.24%   (i)
  Overhead
   ratio(3)        1.51%     1.41%   7          1.44%      1.43%    1
  Efficiency
   ratio(3)       60.84%    56.65%   7         58.73%     57.37%    2
  Net interest
   margin on
   average
   earning
   assets(3,4)     3.38%     3.58%  (6)         3.43%      3.52%   (3)
  Net interest
   spread(3,4)     2.96%     3.00%  (1)         3.00%      2.92%    3
  Dividend
   payout ratio   22.36%  (38.73)%  (i)        22.35%    101.59%   (i)

(i)Percentage change information not meaningful.

---------------------
(1) Common stock data has been restated to reflect the three-for-two stock dividend.
(2) Calculated using the end of period market price divided by the last twelve months diluted earnings of $1.84 per share in 2003 and $.94 per share in 2002.
(3) Numbers are annualized.
(4) On a fully tax equivalent basis. Average yield on tax exempt loans and investment securities include the effects of tax equivalent adjustments using a tax rate of 35%.


FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED)

                                   June 30,  December 31,   June 30,
(Dollars in Thousands)               2003       2002          2002
                                  ------------------------------------

CAPITAL RATIOS       (minimum for
                        "well
                      capitalized")

Company Consolidated:
  Tier 1 capital ratio    6%         12.06%        11.06%     10.67%
  Total risk-based
   capital ratio         10%         12.80%        11.73%     11.92%
  Capital leverage ratio  5%          7.94%         7.74%      7.97%

Oak Brook Bank:
  Tier 1 capital ratio    6%         11.23%        10.49%     10.25%
  Total risk-based
   capital ratio         10%         11.97%        11.16%     11.50%
  Capital leverage ratio  5%          7.39%         7.33%      7.64%

ASSET QUALITY RATIOS
Nonperforming loans                $    677      $  1,444    $18,928
Nonperforming assets
 (includes nonperforming
  loans)                             14,102         9,605     19,196
Nonperforming loans to
 total loans                           .08%          .16%      1.99%
Nonperforming assets to
 total assets                          .84%          .60%      1.25%
Net charge-offs to
 average loans(1)                      .10%         1.54%       .03%
Allowance for loan
 losses to total loans                 .89%          .81%      1.91%
Allowance for loan losses
 to nonperforming loans              11.69x         5.09x       .96x


ROLLFORWARD OF ALLOWANCE FOR LOAN LOSSES

Balance at beginning of
 period January 1                   $ 7,351                  $ 6,982
Charge-offs during the period:
  Commercial loans                     (809)                       -
  Indirect vehicle loans               (245)                    (209)
  Consumer loans                        (11)                      (8)
                                   --------                 --------
    Total charge-offs               (1,065)                     (217)
Recoveries during the period:
  Construction, land acquisition
         and development loans          492                        -
  Commercial loans                        -                       24
  Indirect vehicle loans                127                       54
  Consumer loans                          7                        8
                                   --------                 --------
    Total recoveries                    626                       86
                                   --------                 --------
Net charge-offs during the period      (439)                    (131)
Provision for loan losses             1,000                   11,350
                                   --------                 --------

Allowance for loan losses
 at June 30                         $ 7,912                  $18,201
                                   ========                 ========

---------------------------
(1) Numbers are annualized.




    CONTACT: First Oak Brook Bancshares, Inc.
             Rosemarie Bouman, 630-571-1050 ext. 258
             rbouman@obb.com